As filed with the Securities and Exchange Commission on June 4, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Global Signal Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	65-0652634 (I.R.S. Employer Identification No.)

Suite 300
301 North Cattlemen Road
Sarasota, Florida 34232
(Address of principal executive offices)

GLOBAL SIGNAL INC. OMNIBUS STOCK INCENTIVE PLAN
(Full title of the plan)

Stephen W. Crawford, Esq.
Executive Vice President, General Counsel and Secretary
Global Signal Inc.
Suite 300
301 North Cattlemen Road
Sarasota, Florida 34232
(941) 364-8886
(Name and address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share(2)	3,593,200	$6.52	(5)	$23,427,664	$2,968.29
Common stock, par value $0.01 per share(3)	615,000	$18.00	(6)	$11,070,000	$1,402.57
Common stock, par value $0.01 per share(4)	2,268,711	$20.25	(7)	$45,941,398	$5,820.78

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers additional shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant's outstanding shares of common stock.

(2)	Represents the number of shares of common stock issuable upon exercise of options issued as of June 3, 2004 with a weighted average exercise price of $6.52.

(3)	Represents the number of shares of common stock issuable upon exercise of options issued as of June 3, 2004 with a weighted average exercise price of $18.00.

(4)	Represents the remaining number of shares of common stock issuable under the Global Signal Inc. Omnibus Stock Incentive Plan.

(5)	Computed in accordance with Rule 457(h) under the Securities Act, such computation is based on the weighted average exercise price of $6.52 per share covering 3,593,200 outstanding options.

(6)	Computed in accordance with Rule 457(h) under the Securities Act, such computation is based on the weighted average exercise price of $18.00 per share covering 615,000 outstanding options.

(7)	Computed in accordance with Rule 457(h) under the Securities Act by averaging the high and low sales prices of Global Signal Inc common stock as reported by the New York Stock Exchange on June 3, 2004.

EXPLANATORY NOTE

This registration statement registers shares of common stock, par value $0.01 per share (the "Common Stock"), of Global Signal Inc. (the "Company") that were issued and sold or may be issued and sold under the Global Signal Inc. Omnibus Stock Incentive Plan (the "Plan").

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents need not be filed with the Securities and Exchange Commission (the "SEC") either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the SEC are incorporated by reference in this registration statement:

(a) The Company's prospectus, dated June 2, 2004, filed pursuant to Rule 424(b) under the Securities Act (the "Prospectus") and that contains audited consolidated financial statements of Global Signal Inc. and its subsidiaries for the fiscal year ended December 31, 2003;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 as amended (the "Exchange Act") since the end of the fiscal year covered by the Company's Prospectus; and

(c) The description of the Common Stock contained in the Registration Statement on Form 8-A dated May 4, 2004 filed with the SEC by the Company to register such securities under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Stephen W. Crawford, Executive Vice President, General Counsel and Secretary of the Company. As of June 3, 2004, Mr. Crawford beneficially owned options to purchase 102,500 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock purchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the corporation's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (1) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (2) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Our amended and restated certificate of incorporation states that no director shall be liable to us or any of our stockholders for monetary damages for breach of fiduciary duty as director, except for breaches of the duty of loyalty, and for acts or omissions in bad faith or involving intentional misconduct or knowing violation of law. Directors are also not exempt from liability for any transaction from which he or she derived an improper personal benefit, or for violations of Section 174 of the Delaware Corporation Law. To the maximum extent permitted under Section 145 of the Delaware Corporation Law, our amended and restated certificate of incorporation authorizes us to indemnify any and all persons whom we have the power to indemnify under the law.

Our amended and restated bylaws indemnify, to the fullest extent permitted by the Delaware Corporation Law, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was our director or officer. However, such indemnification is permitted only if such person acted in good faith, lawfully and not against our best interests. Indemnification is authorized on a case-by-case basis by (1) our board of directors by a majority vote of disinterested directors, (2) by a committee of the disinterested directors, (3) by independent legal counsel in a written opinion if (1) and (2) are not available, or if disinterested directors so direct, or (4) by the stockholders. Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on our behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay us if later determined that he or she is not entitled to indemnification.

We have entered into indemnification agreements (the "Indemnification Agreements") with certain of our directors and officers (individually, the "Indemnitee"). The Indemnification Agreements, among other things, provide for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and amended and restated by-laws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The Indemnification Agreements provide for the advancement or payment of all expenses to the Indemnitee and for reimbursement to us if it is found that such Indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and amended and restated by-laws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We maintain directors' and officers' liability insurance for our officers and directors.

The partnership agreement of Global Signal OP provides that neither we, as special limited partner, nor Global Signal GP LLC, as managing general partner, nor any of our directors and officers or the directors and officers of Global Signal GP is liable to the partnership or to any of its partners as a result of errors in judgment or mistakes of fact or law or of any act or omission, if we, Global Signal GP, our director or our officer or a director or our officer of Global Signal GP act in good faith.

In addition, the partnership agreement requires our operating partnership to indemnify and hold us, as special limited partner, and our directors, officers and any other person we designate, and Global Signal GP LLC, as managing general partner, and its directors, officers and any other person it designates from and against any and all claims arising from operations of the operating partnership in which any such indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that:

•	indemnitee acted with willful misconduct or a knowing violation of the law, or

•	the indemnitee actually received an improper personal benefit in violation or breach of any provision of the Partnership Agreement,

The partnership agreement provides that no indemnitee may subject any partner of our operating partnership to personal liability with respect to the indemnification obligation.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Form of Certificate for common stock*
4.2	Amended and Restated Investor Agreement dated as of March 31, 2004 among Global
Signal Inc., Fortress Pinnacle Acquisition LLC, Greenhill Capital Partners, L.P., and its
related partnerships named therein, and Abrams Capital Partners II, L.P. and certain of its related partnerships named therein, and other parties named therein*
4.3	Warrant Agreement between Pinnacle Holdings Inc. and Wachovia Bank, N.A., dated November 1, 2002*
4.4	Amended and Restated Certificate of Incorporation*
4.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation*
4.6	Amended and Restated By-Laws*
5.1	Opinion of Stephen W. Crawford, Executive Vice President, General Counsel and Secretary of Global Signal Inc.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Stephen W. Crawford (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1	Global Signal Inc. Omnibus Stock Incentive Plan*

*	Incorporated by reference to the Company's Registration Statement on Form S-11, as amended (Registration No. 333-112839), filed with the SEC.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Sarasota, State of Florida, on June 4, 2004.

GLOBAL SIGNAL INC.

By: /s/ Wesley R. Edens

Name: Wesley R. Edens Title: Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Global Signal Inc., a Delaware corporation, hereby constitutes and appoints Wesley R. Edens, David J. Grain and William T. Freeman and each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, in his or her name and on his or her behalf, to sign in any and all capacities this Registration Statement and any and all amendments (including post-effective amendments) and exhibits to this Registration Statement and any and all applications and other documents relating thereto, with the Securities and Exchange Commission, with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Wesley R. Edens	Chief Executive Officer and Chairman of the Board (Principal executive officer)	June 4, 2004

Wesley R. Edens

/s/ David J. Grain	President	June 4, 2004

David J. Grain

/s/ William T. Freeman	Executive Vice President, Chief Financial Officer and Assistant Secretary (Principal financial officer)	June 4, 2004

William T. Freeman

/s/ Camille Blommer	Controller (Principal accounting officer)	June 4, 2004

Camille Blommer

/s/ David Abrams	Director	June 4, 2004

David Abrams

/s/ Robert H. Niehaus	Director	June 4, 2004

Robert H. Niehaus

/s/ Robert H. Gidel	Director	June 4, 2004

Robert H. Gidel

Signature	Title	Date

/s/ Howard Rubin	Director	June 4, 2004

Howard Rubin

/s/ Mark Whiting	Director	June 4, 2004

Mark Whiting

/s/ Douglas L. Jacobs	Director	June 4, 2004

Douglas L. Jacobs

EXHIBIT INDEX

Exhibit No.	Description
4.1	Form of Certificate for common stock*
4.2	Amended and Restated Investor Agreement dated as of March 31, 2004 among Global Signal Inc., Fortress Pinnacle Acquisition LLC, Greenhill Capital Partners, L.P., and its related partnerships named therein, and Abrams Capital Partners II, L.P. and certain of its related partnerships named therein, and other parties named therein*
4.3	Warrant Agreement between Pinnacle Holdings Inc. and Wachovia Bank, N.A., dated November 1, 2002*
4.4	Amended and Restated Certificate of Incorporation*
4.5	Certificate of Amendment of Amended and Restated Certificate of Incorporation*
4.6	Amended and Restated By-Laws*
5.1	Opinion of Stephen W. Crawford, Executive Vice President, General Counsel and Secretary of Global Signal Inc.
23.1	Consent of Ernst & Young LLP
23.2	Consent of Stephen W. Crawford (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1	Global Signal Inc. Omnibus Stock Incentive Plan*

*	Incorporated by reference to the Company's Registration Statement on Form S-11, as amended (Registration No. 333-112839), filed with the SEC.